Exhibit 10.4

FORM OF
EMPLOYEE SUPPORT AGREEMENT

This EMPLOYEE SUPPORT AGREEMENT (this “Agreement”), is made and entered into as of [●], 2024 (the “Effective Date”) by and between Société des Produits Nestlé S.A. (“Purchaser”) and Seres Therapeutics, Inc. (“Seller” and, together with Purchaser, the “Parties” and each, individually, a “Party”). Capitalized terms not defined herein shall have the meanings set forth in the Asset Purchase Agreement, dated as of August 5, 2024 by and between Purchaser and Seller (the “Purchase Agreement”).

A.           Effective as of the Effective Date, the transactions contemplated by the Purchase Agreement, pursuant to which, among other things, Purchaser agreed to acquire certain assets from Seller, were consummated.

B.           Purchaser and Seller desire, in connection with the consummation of transactions contemplated by the Purchase Agreement, to have an orderly and proper transfer of the services of Employees and therefore to defer such transfer until the Employee Transfer Date.

C.           Purchaser shall comply with its obligations under the Purchase Agreement relating to the offer of employment to the Employees, and the terms and conditions of their employment thereafter are intended to be effective as of the Employee Transfer Date.

In consideration of the mutual covenants contained herein and in the Purchase Agreement, and other good and valuable consideration, the Parties agree as follows:

ARTICLE I
EMPLOYEE SERVICES

1.1          Provision of Support Employees. Subject to the terms and conditions of this Agreement, effective as of the date of this Agreement and throughout the Employee TSA Period (defined below), Purchaser shall receive from Seller the services of the Transferring Employees (each a “Support Employee” and collectively the “Support Employees”). The period during which the Support Employees shall perform the Employee Services (as defined below) shall commence on the date hereof and end at 11:59 p.m. on [October 13], 2024 unless an earlier date is mutually agreed in writing by the Parties (the “Employee TSA Period”). The last day of the Employee TSA Period shall be hereinafter referred to as the “Employee Transfer Date”.

1.2          Services of the Support Employees. During the Employee TSA Period, Seller shall use reasonable efforts to cause the Support Employees to devote their full time and energy to perform (a) those functions and services as were performed by the Support Employees for the benefit of the Seller immediately prior to the date hereof, and (b) such other functions and services as Purchaser may reasonably request, and subject to the supervision of Purchaser and/or its Affiliates (as applicable) at all times during the Employee TSA Period (the “Employee Services”). Seller shall not relocate any Support Employee (other than due to an unforeseen catastrophe or emergency) during the Employee TSA Period except with the consent of Purchaser and the affected Support Employee. Notwithstanding anything to the contrary stated in this Agreement, subject to the terms of the Purchase Agreement, the Parties acknowledge and agree that Seller makes no representation that any employee will remain employed during the term of this Agreement or for any period with Purchaser thereafter.

1.3	Compensation and Benefits.

(a)          Salary, Wages, Commissions, Overtime and Other Compensation. For the Employee TSA Period, Seller shall pay the applicable salary, wages, commissions, overtime and other compensation due to Support Employees during or with respect to the Employee TSA Period, including any payroll period beginning before and ending after the date hereof and for the portion of any payroll period that begins before and ends after the Employee TSA Period. Except as otherwise expressly agreed in writing by the Parties, the Support Employees shall be paid at the same rates and the same times that such Support Employees were paid as of the date of this Agreement (and, for the avoidance of doubt, Seller shall make such payments for the Employee TSA Period even if due and payable on or after the Employee Transfer Date). All Support Employees’ payroll withholding elections (including those related to income taxes, qualified retirement plans, and group health and welfare plans) shall remain the same during the Employee TSA Period as such elections were as of the date of this Agreement, except to the extent a Support Employee properly elects (in the manner permitted for employees and plan participants generally) to change any such election. In addition, pay slip and W2 reporting for the Employee TSA Period will be provided by Seller.

(b)          Bonuses and Incentive Compensation. For the Employee TSA Period, unless otherwise agreed in writing by the Parties, Support Employees shall continue to participate in any bonus and incentive compensation arrangements, as amended from time to time, in effect as of the date hereof.

(c)          Benefit Plans. During the Employee TSA Period, each Support Employee shall continue to be eligible to participate in all Seller Benefit Plans, as amended from time to time, that such Support Employee was eligible to participate in as of the date of this Agreement. Seller shall be responsible for receiving and administering all claims submitted or incurred by Support Employees during the Employee TSA Period pursuant to the terms and conditions of the applicable the Seller Benefit Plans, including any requirement generally applicable to the submission of claims. Support Employees will be entitled to the same benefit administration and management support services, customer service, communication, as are provided for other employees under the Seller Benefit Plans. This includes, to the extent applicable, administration of Seller Benefit Plans’ annual benefits enrollment period, employee benefits onboarding and offboarding, and transfer of relevant eligibility and election data to/from third party vendors as necessary.

(d)          Offboarding. Purchaser may request the offboarding of a Support Employee. If Purchaser and Seller agree to offboard a Support Employee, or if a Support Employee voluntarily terminates employment with Seller, Seller shall initiate and manage offboarding processes for voluntary and involuntary terminations.

1.4         Compliance with Law – Payroll and Benefit Plan Matters. Seller shall be responsible for compliance with all legal obligations in respect of the Support Employees relating to payroll and Seller Benefit Plan matters covered under this Agreement. Seller shall be responsible for making any contributions on behalf of the Support Employees for, among other things, workers’ compensation insurance, employer health taxes, employment insurance, and other similar taxes, levies, source deductions and contributions that an employer is required to pay with respect to its employees pursuant to the applicable Laws. Seller shall also be responsible during the Employee TSA Period for responding to any questions and inquiries from federal, state, local and foreign agencies and other Persons regarding payroll, Seller Benefit Plan matters, and employment data and history relating to the Support Employees and concerning the Employee TSA Period or any prior period. In the event Purchaser or any of its Affiliates becomes aware of any compliance-related issues or any questions or inquiries from such agencies, Purchaser shall promptly notify Seller of such matters and Seller shall have the sole right and responsibility to respond thereto.

1.5          Compliance with Law – Purchaser. Purchaser shall be responsible for supervising and managing the Support Employees during the Employee TSA Period in a reasonable manner and in compliance with the applicable Laws. If Support Employees perform Employee Services on any premises owned, leased or otherwise controlled by Purchaser or any of its Affiliates, Purchaser and its Affiliates shall be solely responsible for all obligations and other liabilities arising from or relating to such premises, including workplace safety and security. Except as contemplated by this Agreement, the Support Employees shall have no authority or apparent authority to act on behalf of Seller or its Affiliates during the Employee TSA Period.

1.6          Transition of Support Employees. Within a reasonable period of time prior to the Employee Transfer Date, Seller and Purchaser shall, and each shall cause its respective Affiliates to, take reasonable steps to effect an orderly transition of the applicable Support Employees to Purchaser, effective as of the Employee Transfer Date, such transition to be governed by and in accordance with the terms and conditions of the Purchase Agreement. In connection with such transition, the Parties shall fulfill all obligations under the Purchase Agreement and this Agreement.

ARTICLE II

PAYMENTS BY PURCHASER FOR SERVICES

2.1          Fees. In consideration for the Employee Services, Purchaser shall reimburse Seller for the reasonable documented out-of-pocket costs incurred by Seller and/or its Affiliates associated with the Employee Services during the Employee TSA Period (collectively, the “Fees”), which shall include the salary, wages, commissions, employer contributions to Seller’s 401(k) plan, vacation, holiday pay, bonuses, overtime, other compensation, employer-side taxes, workers compensation, benefits premiums, severance benefits required under Seller’s applicable severance plan with respect to any Support Employee resulting from Purchaser’s revocation of an offer or Purchaser’s requesting a Support Employee’s termination other than for cause (but excluding costs of Seller equity compensation awards and annual cash bonuses) paid to or with respect to the Support Employees for the Employee TSA Period. Notwithstanding the foregoing, if any amount paid during the Employee TSA Period is attributable in part to services provided during the Employee TSA Period and in part to services provided prior to the Employee TSA Period, Purchaser shall only be responsible for the pro rata portion of such payment that is attributable to the services provided during Employee TSA Period (for example, if an annual bonus is paid during the Employee TSA Period relating to a twelve (12)-month period, eleven (11) months of which were prior to the Employee TSA Period and one (1) month of which was during the Employee TSA Period, Seller and/or its Affiliates shall be responsible for 11/12 of the bonus and related employer-side taxes, and Purchaser shall be responsible for 1/12 of the bonus and related employer-side taxes).

2.2	Invoices.

(a)          For the provision of the Employee Services, Seller shall, on a semi-monthly basis, invoice Purchaser for the Fees incurred in accordance with Section 2.1 with respect to the applicable Employee Services performed during the semi-monthly period then ending (i.e., in arrears), with a reasonably detailed breakdown of such Fees accompanied by the relevant portion of the payroll register and supporting documentation for that portion of the Fees (such as medical benefits) which are not paid via the payroll process for the Support Employees (each, a “TSA Invoice”). Purchaser shall pay via wire transfer the undisputed portion of each TSA Invoice within two (2) Business Days of the date of Seller’s actual payment of such Fees. Notwithstanding anything to the contrary stated herein, each TSA Invoice under this Agreement must be delivered together with the semi-monthly invoices for Accounts Payable Services (as defined in the Transition Services Agreement) as required under and pursuant to the Transition Services Agreement.

(b)          If any portion of a TSA Invoice is disputed by Purchaser in good faith, then (i) Purchaser must notify Seller in writing within fifteen (15) days from Purchaser’s receipt of such disputed TSA Invoice, and (ii) Purchaser shall pay the undisputed amounts set forth in the preceding sentence in accordance with Section 2.2(a) and the Parties shall use good faith efforts to reconcile the disputed amount as soon as possible, and Purchaser will not be obligated to pay such disputed portion unless and until such dispute is resolved in favor of Seller. If Purchaser does not notify Seller in writing within such fifteen (15) day-period that Purchaser disputes all or a portion of a TSA Invoice, then such TSA Invoice is deemed accepted by Purchaser and will be payable to Seller pursuant to Section 2.2(a).

(c)          Subject to the foregoing, (A) in the event of any overpayment by Purchaser, Seller shall either promptly credit the amount of such overpayment or remit to Purchaser the amount of such overpayment within two (2) Business Days of discovery of such overpayment, and (B) in the event of any underpayment by Purchaser, Purchaser shall promptly make a payment equal to the amount of such underpayment within two (2) Business Days of discovery of such underpayment.

2.3         Payment. The Fees for Employee Services rendered pursuant to this Agreement shall be billed and paid in U.S. Dollars. Subject to Section 2.2, unless otherwise specifically agreed by Seller and Purchaser in writing, all payments due shall be paid by wire transfer (or inter-company billing) of immediately available funds, without any set off, deduction or counterclaim whatsoever, to one or more accounts designated by Seller.

2.4         Failure to Remit Payment. Subject to Section 2.2, Seller reserves the right to discontinue any Employee Service provided under this Agreement in the event the Purchaser fails to remit payment of any Fee as required under Section 2.2 and such failure to remit payment remains uncured for more than ten (10) Business Days following Purchaser’s receipt of notice thereof from Seller.

2.5          Inactive Support Employees. For the avoidance of doubt, the terms of this Agreement (including the obligations of Purchaser pursuant to this ARTICLE II) shall apply to any Support Employee who becomes an inactive employee due to a short-term or long-term disability or parental leave or other absence from work during the Employee TSA Period (an “Inactive Support Employee”). Until the later of (a) the earlier of the date on which an Inactive Support Employee returns to active work or the date that is three (3) months after the Employee Transfer Date (or twenty (20) weeks, solely for purposes of parental leave), and (b) the Employee Transfer Date, the Seller and/or its Affiliates, as the case may be, shall (i) provide to such Inactive Support Employee (and each beneficiary or eligible dependent thereof) coverage or eligibility for coverage under the applicable Seller Benefit Plans in accordance with the terms thereof, and (ii) be solely responsible for all claims relating to employee benefit obligations with respect to such Inactive Support Employee (and each beneficiary or eligible dependent thereof) with respect to the Employee TSA Period; provided, however, that Purchaser shall reimburse Seller for all costs and expenses associated with all such Inactive Support Employees in accordance with Section 2.1 of this Agreement to the extent Seller and/or its Affiliates are required to make any payments during the Employee TSA Period or thereafter under benefit programs in effect as of the date hereof.

ARTICLE III
MISCELLANEOUS

3.1          Termination. All Support Employees who do not voluntarily terminate employment with Seller shall temporarily, during the Employee TSA Period, remain employees of Seller; provided, however, that Purchaser shall have the right to request that Seller remove any Support Employee from performing the Employee Services due to performance issues, failure to comply with work rules or any other legally permissible reason (at which time each such employee shall cease to be a Support Employee) and nothing in this Agreement shall limit Seller’s ability to terminate a Support Employee’s employment for “cause” (as reasonably determined by Seller) or after termination of the Employee Services provided by such Support Employee under Section 2.4 or otherwise. While Seller shall have the ultimate authority to make all employment termination decisions, Seller will (a) consult with Purchaser prior to removing any Support Employee from performing Employee Services pursuant to this Agreement and accommodate Purchaser’s needs and desires regarding such removal, and (b) will provide notice to Purchaser of any intent to terminate the employment of any Support Employee; provided, however, that Seller shall not be obligated to consult with or provide prior notice to Purchaser in connection with the Seller’s termination of a Support Employee’s employment for “cause” (as reasonably determined by Seller) if the Seller determines immediate dismissal is reasonably necessary or appropriate. In no event, however, shall the Employee Services or the obligations of either Party to this Agreement or any Support Employee pursuant to this Agreement continue beyond the Employee Transfer Date, except as provided in Section 2.1 and Section 3.2 of this Agreement.

3.2         Indemnification. Purchaser agrees to indemnify and hold harmless each Seller Indemnified Party from and against any Damages (excluding compensation and benefits of Support Employees except as provided in Section 2.1) arising out of or resulting from the transactions contemplated hereby, including any Damages arising out of or resulting from (a) employment actions taken by any Seller Indemnified Party at the request of Purchaser or its Affiliates and any action taken or not taken by any Support Employee in connection with the provision of the Employee Services or otherwise, except for such action taken or not taken by any Support Employee pursuant to the sole direction of or by Seller or any of its Affiliates in contravention of any request or direction of Purchaser or its Affiliates and (b) any breach of or failure by Purchaser or its Affiliate to satisfy any obligations or other requirements under this Agreement; provided, however, that Purchaser and its Affiliates shall not be required to indemnify the Seller Indemnified Party from and against any Damages arising out or resulting from any breach of this Agreement, Fraud, gross negligence or willful misconduct of such Seller Indemnified Party (excluding, for the purposes of this proviso, actions taken or not taken by the Support Employees during the Employee TSA Period). Seller agrees to indemnify and hold harmless each Purchaser Indemnified Party from and against any Damages arising out of or resulting from (i) failure to pay salaries, wages, commissions, overtime and cash bonus or other cash incentive compensation due and payable during or with respect to the Employee TSA Period, (ii) the Seller Benefit Plans, in each case pursuant to the terms of this Agreement, except (A) to the extent such obligations are assumed by Purchaser as of the applicable Employee Transfer Date and (B) the Fees payable by Purchaser pursuant to Section 2.1 and Section 2.2, (iii) any breach of or failure by Seller or its Affiliates to satisfy any obligations or other requirements under this Agreement, and (iv) any failure to satisfy any obligations or other requirements as the legal employer of the Support Employee for periods prior to the Employee Transfer Date.

3.3	Other Obligations.

(a)          Access. In order to enable the provision of the Employee Services, Purchaser shall provide, and shall cause its Affiliates to provide, to Seller and the Support Employees, at no cost to Seller, its Affiliates or the Support Employees, reasonable access throughout the Employee TSA Period to the books and records of Purchaser and its Affiliates as reasonably requested by Seller of its Affiliates and to the extent reasonably necessary for the Support Employees to provide the Employee Services. Seller will (i) use such relevant books and records solely for the purpose of providing the Employee Services and not to provide goods or services to or for the benefit of any third party or for any unlawful purposes, and (ii) comply in all material respects with all policies and procedures provided by Purchaser to Seller in writing in advance governing access to and use of such books and records.

(b)          Seller shall, in its capacity as an employer: (i) have the sole right to discharge any or all of the Support Employees, (ii) pay the applicable salary, wages, bonus, commissions, overtime or other compensation due and payable during or with respect to the Employee TSA Period, and (iii) provide coverage under or pay contributions to the applicable employee benefit plans or programs, including governmental programs, during the Employee TSA Period.

(c)           Purchaser shall observe and perform all obligations applicable to an employer under the applicable Laws with respect to the business premises owned or leased by (or leased for the benefit of) Purchaser or its Affiliates at which the Support Employees perform their services, including workplace safety and security. Purchaser shall also observe and perform all obligations applicable to an employer in regards to its supervision of Support Employees pursuant to the applicable Laws.

(d)          Seller and/or their Affiliates, as the case may be, acknowledge that for the Employee TSA Period, Purchaser and/or its Affiliates shall have no responsibility for the provision of compensation or benefits to any Support Employee, and that Purchaser’s sole responsibility for such compensation and benefits shall be to pay the Fees set forth in ARTICLE II hereof in consideration of the Employee Services. Each Party agrees that the employees, agents and representatives of one Party shall not be considered, and shall not hold themselves out as, employees, agents, representatives or partners of the other Party. Except as otherwise specifically provided herein, neither Party shall have, nor shall hold itself out as having, any right, power or authority to create any obligation, express or implied, on behalf of the other Party. Without in any way limiting the generality of the foregoing, during the Employee TSA Period, the Support Employees are not and shall not be construed as employees of Purchaser or its Affiliates and are not and shall not be eligible to participate in Purchaser’s benefit plans (unless and until they commence employment with Purchaser as Transferred Employees) and, subject to Section 2.1, Purchaser shall not be required under this Agreement to make any contributions on behalf of the Support Employees for, among other things, workers’ compensation insurance, employer health taxes, employment insurance, and other similar taxes, levies, source deductions and contributions that an employer is required to pay with respect to its employees pursuant to the applicable Laws.

3.4         Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the internal laws of the State of Delaware, without giving effect to any laws, rules or provisions of the State of Delaware that would cause the application of the laws rules or provisions of any jurisdiction other than the State of Delaware. Each of the Parties hereto further agrees to waive and hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now have or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court.

3.5         Jurisdiction, Services and Venue. Each Party agrees: (a) to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court sitting in New Castle County within the State of Delaware) (the “Specified Courts”) for any Actions arising out of or relating to this Agreement; (b) to commence any Action arising out of or relating to this Agreement only in the Specified Courts; (c) that service of any process, summons, notice, or document by U.S. registered mail to the address of such Party set forth in Section 3.8 will be effective service of process for any Action brought against such Party in any of the Specified Courts (provided that, in the case of Purchaser, service of process must be delivered to the registered agent in Delaware of Nestlé USA, Inc.); (d) to waive any objection to the laying of venue of any Action arising out of or relating to this Agreement in the Specified Courts; and (e) to waive and not to plead or claim that any such Action brought in any of the Specified Courts has been brought in an inconvenient forum; provided, however, that such submission to the jurisdiction of the Specified Courts is solely for the purpose referred to in this Section 3.5 and shall not be deemed to be a general submission to the jurisdiction of such courts or any other courts other than for such purpose.

3.6         WAIVER OF TRIAL BY JURY. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY CLAIM, DEMAND, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.6.

3.7         Prevailing Party Attorneys’ Fees. In the event of any Action between the Parties or their Affiliates arising as a result of a breach of this Agreement or the failure to perform hereunder, or the breach or inaccuracy of any representation or warranty contained in this Agreement, the prevailing Party in such Action shall be entitled to collect the costs and expenses of bringing or defending such Action, including reasonable attorneys’ fees, court costs and other out-of-pocket fees and expenses reasonably incurred by the prevailing Party, from the non-prevailing Party.

3.8         Notices. all notices required or permitted to be given under this Agreement shall be in writing and shall be delivered personally, sent by a nationally recognized overnight courier service, or transmitted by email (receipt verified), and shall be deemed to be effective upon receipt. Any such notices shall be addressed to the receiving Party at such Party’s address or email address set forth below, or at such other address or email address as may from time to time be furnished by similar notice by Seller or Purchaser:

If to Seller:

Seres Therapeutics, Inc.
101 Cambridge Park Drive, Cambridge, MA 02140
Attention: Chief Financial Officer; Chief Legal Officer/General Counsel
Email: [***]; [***]

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP
John Hancock Tower
200 Clarendon Street
Boston, MA 02116
Attention: Peter Handrinos; Scott Shean

Email:	peter.handrinos@lw.com scott.shean@lw.com

If to Purchaser:

Société des Produits Nestlé S.A.
Avenue Nestlé 55
1800 Vevey, Switzerland
Attention: Martin Hendrix and Claudio Kuoni

Email:	[***] [***]

With a copy (which shall not constitute notice) to:

Mayer Brown LLP
1221 Avenue of the Americas
New York, NY 10020

Attention:	David A. Carpenter
Email:	dacarpenter@mayerbrown.com

3.9         Severability. If any provision of this Agreement is prohibited or unenforceable in any jurisdiction, it shall be ineffective in such jurisdiction only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable nor the remaining provisions hereof, nor render unenforceable such provision in any other jurisdiction, unless the effect of rendering such provision ineffective would be to substantially deviate from the expectations and intent of the Parties in entering into this Agreement. In the event any provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the Parties shall use reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes hereof.

3.10       Entire Agreement; Conflict of Terms. This Agreement and the Purchase Agreement contain the entire agreement between the Parties and supersede all prior agreements, arrangements, and understandings, written or oral, between the Parties relating to the subject matter of this Agreement and the Purchase Agreement. In the event of a conflict between any term of this Agreement and the Purchase Agreement, the terms of this Agreement shall prevail with respect to any matters of the Employee transition arrangements, and the terms of the Purchase Agreement shall prevail for all other matters.

3.11       No Strict Construction. The Parties have each participated in the negotiation and drafting of the terms of this Agreement. The Parties agree that any rule of legal interpretation to the effect that any ambiguity is to be resolved against the drafting party shall not apply in interpreting this Agreement.

3.12  Assignment. Neither Party shall be permitted to assign this Agreement or any of its rights or obligations under this Agreement, directly or by operation of law or otherwise, without Seller’s (in the case of Purchaser) or Purchaser’s (in the case of Seller) express, prior written consent, except that each Party may assign this Agreement or any of its rights hereunder, in whole or in part, to one or more Affiliates or acquirer of all or substantially all of the Acquired Assets without the other Party’s consent; provided that no such assignment shall relieve such Party of any of its obligations under this Agreement, such assignment shall only be valid for so long as such entity remains an Affiliate and any new or increased obligations for Taxes arising as a result of such assignment shall be borne by the assigning Party or its Affiliate (including any gross up necessary to put the other Party in the same position it would have been in had no such assignment been made). Any such purported assignment or sublicense in violation of this Agreement shall be null and void ab initio.

3.13        No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns and, to the extent provided herein, their respective Affiliates, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Nothing contained in this Agreement shall (a) be treated as an amendment of any benefit plan, policy or program, or (b) give any third party, including any Support Employees or any representative thereof, any right to enforce the provisions of this Agreement.

3.14        No Partnership. The Parties intend that nothing in this Agreement shall be construed to create a partnership or deemed partnership, joint venture or other business entity for any Tax purposes.

3.15        No Waiver; Cumulative Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no failure or delay on the part of a Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. No waiver of any provision hereof shall be effective unless the same shall be in writing and signed by the Party giving such waiver. The remedies herein provided are cumulative and not exclusive of any remedies provided by applicable Law except as expressly set forth herein.

3.16        Amendments. Any provision of this Agreement may be modified, supplemented or waived only by an instrument in writing duly executed by both Parties. Any such modification, supplement or waiver shall be for such period and subject to such conditions as shall be specified in the instrument effecting the same and shall be binding upon each Party, and any such waiver shall be effective only in the specific instance and for the purposes for which give.

3.17        Other Definitional Provisions and Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Exhibits and Schedules (if any) attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term. The use of “including” or “include” will in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. The use of “or” is not intended to be exclusive unless expressly indicated otherwise. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable Contract. Reference to any Contract (including this Agreement or the Purchase Agreement), document or instrument shall mean such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Underscored references to Articles, Sections, clauses, Exhibits or Schedules shall refer to those portions of this Agreement. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Exhibit or Schedule to, this Agreement.

3.18        Counterparts. This Agreement and any amendment or supplement hereto may be executed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. This Agreement shall become binding when any number of counterparts, individually or taken together, shall bear the signatures of both Parties. This Agreement may be executed and delivered by facsimile or any other electronic means, including “.pdf” or “.tiff” files, and any facsimile or electronic signature shall constitute an original for all purposes.

3.19        Compliance with Law. Each Party agrees that it shall, and shall cause its respective Affiliates to, perform its or their obligations (as applicable) under this Agreement in compliance with all applicable Laws, including civil and common law, statute, subordinate legislation, treaty, binding regulations, directive, decision, by law, ordinance, code, order, decree, injunction or judgement of any regulator or government entity or court which relates to data privacy or data protection and are in force from time to time.

[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

PURCHASER:
SOCIÉTÉ DES PRODUITS NESTLÉ S.A.

By:
Name:
Title:

[Signature Page to the Employee Support Agreement]

SELLER:

SERES THERAPEUTICS, INC.

By:
Name:
Title:

[Signature Page to the Employee Support Agreement]